Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 9, 2021 with respect to the consolidated financial statements of Sonic Foundry, Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2021 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ WIPFLI LLP

Minneapolis, Minnesota

February 17, 2022